Exhibit 99

NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD REPORTS FEBRUARY SALES

•      Ford, Lincoln and Mercury February sales totaled 96,044, down 48 percent compared with a year ago.
•      Ford’s Czubay: “We’re focused on building a foundation for future growth.”
•      Ford continues to align production and inventories with demand.
•      February inventories totaled 405,000 vehicles.
•      Ford announces second quarter North American production plan.

DEARBORN, Mich., Mar. 3 – Coming off a strong February performance last year, Ford, Lincoln and Mercury February U.S. sales totaled 96,044, down 48 percent compared with a year ago.

“The economic and competitive environment remains challenging,” said Ken Czubay, Ford vice president, Sales and Marketing.  “Ironically, these times provide the best opportunity to distance Ford from the competition.  We’re determined to stay on course and stay focused – building a foundation for future growth with distinctively styled products that offer consumers best-in-class quality, fuel economy, safety and value.”

Ford’s next generation mid-size cars – the 2010 Ford Fusion and Mercury Milan – will arrive in dealer showrooms this spring.  Recent independent studies rate Fusion and Milan as having the best predicted reliability among all mid-size sedans.  The new Fusion Hybrid delivers 41 mpg in the city and 36 mpg on highway, topping the Toyota Camry Hybrid by 8 mpg in the city and 2 mpg on the highway.  The new four-cylinder Ford Fusion S achieves 34 mpg on the highway and 23 mpg in the city, beating both the gasoline-powered Camry and Honda Accord.

Go to http://media.ford.com for news releases and high-resolution photographs.

Tonight, Ford will introduce the Fusion to a national TV audience during “American Idol.”

U.S. Inventories
At the end of February, Ford, Lincoln and Mercury inventories totaled 405,000 units.  Inventories are 32 percent lower than a year ago – in line with the sales decline (26 percent) during this period.

North American Production
In the second quarter 2009, the company plans to produce 425,000 vehicles (135,000 cars and 290,000 trucks).  In the second quarter 2008, the company produced 685,000 vehicles (237,000 cars and 448,000 trucks).

“A key element of our strategy to build our reputation and improve resale values is to align our production with consumer demand,” said Czubay.  “Our disciplined approach to the market in these challenging times helps us to minimize costly incentives which erode brand value.”

# # #
Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 213,000 employees and about 90 plants worldwide, the company's wholly owned brands include Ford, Lincoln, Mercury and Volvo. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford's products, please visit http://www.ford.com

Go to http://media.ford.com for news releases and high-resolution photographs.